EXECUTIVE OFFICER CASH BONUS PLAN (Effective November 1, 2000)

PURPOSE

      The Toll Brothers Inc. Executive Officer Cash Bonus Plan (the "Plan") is designed to reward executive officers of Toll Brothers Inc. (the "Company") for achieving corporate performance objectives. The Plan is intended to provide an incentive for superior work and to motivate participating officers toward even higher achievement and business results, to increase shareholder value, to tie their goals and interests to those of the Company and its shareholders, and to enable the Company to attract and retain highly qualified executive officers. The Plan is also intended to secure the full deductibility under the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") of the bonus compensation paid under the Plan to the Company's Covered Employees (as hereinafter defined).

ARTICLE I - DEFINITIONS

            1.1 "Board" shall mean the Board of Directors of the Company.

            1.2 "Code" shall mean the Internal Revenue Code of 1986, as amended (the "Code").

1.3 "Committee" shall mean the Compensation and the Stock Based
Compensation Committee for Key Executives and Non- Employee Directors.

            1.4 "Company" shall mean Toll Brothers Inc.

            1.5 "Covered Employee" shall mean, with respect to any fiscal year of the Company, each officer, other than the chief executive officer, whose compensation for such fiscal year is required to be disclosed to shareholders in the proxy statement relating to the annual meeting of stockholders of the Company held during the next fiscal year pursuant to the executive compensation disclosure rules promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

            1.6 "Participant" shall mean, with respect to each Performance Period, each executive officer, other than the chief executive officer, who has been designated by the Committee as a Participant in the Plan for such Performance Period.

            1.7 "Performance Goal" shall mean, with respect to a Performance Period, an objective performance goal or goals that have been established by the Committee, consistent with the express terms of the Plan, which must be met in order for any bonus payments to be payable to any Participant in the Plan with respect to such Performance Period.

            1.8 "Performance Period" shall mean the Plan Year or such other period as may be established as a Performance Period by the Committee from time to time.

            1.9 "Plan" shall mean the Toll Brothers Inc. Executive Officer Bonus Plan as set forth herein and as may be amended from time to time.

            1.10 "Plan Year" shall mean the Company's fiscal year, beginning on November 1 and ending on October 31.

ARTICLE II - ELIGIBILITY AND PARTICIPATION

            2.1 Those executive officers of the Company who are officers at the level of vice president or above and who are designated as Participants in the Plan from time to time by the Committee shall be eligible to participate in the Plan. Prior to or at the time performance objectives are established for a specified Performance Period, the Committee shall, at its sole discretion, designate in writing which executive officers are to be Participants in the Plan with respect to such Performance Period.

            2.2 If no specific designation with respect to participation in the Plan is made by the Committee at the time performance goals are established for a specified Performance Period, those officers who participated in the Plan with respect to the immediately prior Performance Period shall be deemed to have been designated as Participants by the Committee.

ARTICLE III - PERFORMANCE GOALS

            3.1 Prior to or within the first ninety (90) days of a Performance Period the Committee shall establish in writing with respect to such Performance Period, one or more specific Performance Goals and an objective formula or method for computing the amount of bonus compensation payable to each Participant if the specified Performance Goals are attained. Notwithstanding the foregoing sentence, the Performance Goals for any Performance Period may not be established after 25 percent of the period of service represented by the Performance Period has elapsed.

            3.2 Performance goals shall be based upon one or more of the following business criteria for the Company as a whole or any of its subsidiaries, operating divisions or other operating units: Stock price, market share, gross revenue, net revenue, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues or productivity, or any variations of the preceding business criteria, which may be modified at the discretion of the Committee, to take into account extraordinary items or which may be adjusted to reflect such costs or expense as the Committee deems appropriate and the opening or expanding of new geographic regions, developing of new business lines, hiring personnel and training of personnel. In addition, to the extent consistent with the goal of providing for deductibility under Section 162(m) of the Code, performance goals may be based upon a Participant's attainment of personal objectives with respect to any of the foregoing performance goals or implementing policies and plans, negotiating transactions and sales, developing long-term business goals or exercising managerial responsibility. Measurements of the Company's or a Participant's performance against the Performance Goals established by the Committee shall be objectively determinable and shall be determined according to generally accepted accounting principles as in existence on the date on which the Performance Goals are established and without regard to any changes in such principles after such date.

            3.3 The establishment of performance goals under the Plan shall in all cases be implemented in a manner consistent with the requirements of Section 162(m) of the Code and Treasury Regulations promulgated thereunder.

ARTICLE IV - DETERMINATION OF BONUS AWARDS

            4.1 As soon as practicable following the end of a Performance Period, the Committee shall determine whether and to what extent the Company and/or the Participants have achieved the Performance Goal or Performance Goals established for such Performance Period, including the specific target objective or objectives and the satisfaction of any other material terms of the bonus award, and shall certify such determination in writing, which certification may take the form of minutes of the Committee documenting such determination. In addition, the Committee shall calculate the amount of each Participant's bonus for such Performance Period based upon the levels of achievement of the relevant Performance Goals and the objective formula or formulae established for such purposes with respect to such Performance Period. The Committee shall have no discretion to increase the amount any Participant's bonus payable under the Plan, but may, notwithstanding anything contained herein to the contrary, reduce the amount of or totally eliminate such bonus, if it determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate in order to reflect the Participant's individual performance or to take into account any other factors the Committee deems appropriate.

            4.2 No Participant shall be entitled to receive a bonus or bonuses during any one Plan Year in an amount that is, in the aggregate, in excess of two hundred fifty percent (250%) of such Participant's base annual salary as in effect as of the first day of such Plan Year or two million five hundred thousand dollars ($2,500,000), whichever is less.

            4.3 In no event shall the aggregate amount of all bonuses payable in any Plan Year under this Plan exceed ten percent (10%) of the Company's average annual income before taxes for the preceding five fiscal years of the Company.

ARTICLE V - PAYMENT OF AWARDS

            5.1 Approved bonus awards shall be payable by the Company in cash to each Participant, or to his estate in the event of his death, in a single payment or in installments, after the end of each Performance Period and after the Committee has certified in writing pursuant to Section 3.1 that the relevant performance goals were achieved, except that the Committee may elect to pay such bonus in one or more installments over a period ending no later than the end of the seventh month following the Committee's certification of the achievement of the relevant performance goals, and may require that the payment of any such installment be subject to the Participant's continued employment by the Company.

            5.2 A bonus award that would otherwise be payable to a Participant who is not employed by the Company or one of its subsidiaries on the last day of a Performance Period shall be prorated, or not paid, as follows:

                  (a) Terminated due to disability: Prorated based on active service during Performance Period.

                  (b) Retirement in accordance with the Company's retirement policies or with the approval of the Committee: Prorated based on active service during Performance Period.

                  (c) Voluntary or involuntary resignation or termination prior to retirement without mutual written agreement: No award.

                  (d) Resignation pursuant to mutual written agreement: Prorated based on active service during Performance Period.

                  (e) Leave of absence: Prorated based on active service during Performance Period.

                  (f) Death of Participant: Prorated based on active service during Performance Period.

ARTICLE VI - OTHER TERMS AND CONDITIONS

            6.1 No bonus awards shall be paid under the Plan unless and until the material terms (within the meaning of Section 162(m)(4)(C) of the Code) of the Plan, including the business criteria described in Section 2.3 of the Plan, are disclosed to and approved by the Company's shareholders by a majority of votes cast in a separate vote, either in person or by proxy, including abstentions to the extent abstentions are counted as voting under applicable state law.

            6.2 No person shall have any legal claim to be granted an award under the Plan and the Committee shall have no obligation to treat Participants uniformly. Except as may be otherwise required by law, bonus awards under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Plan shall be payable from the general assets of the Company and no Participant shall have any claim with respect to any specific assets of the Company.

            6.3 Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employ of the Company or any subsidiary or to maintain any Participant's compensation at any level.

            6.4 The Company or any of its subsidiaries may deduct from any award any applicable withholding taxes or any amounts owed by the employee to the Company or any of its subsidiaries.

ARTICLE VII - ADMINISTRATION

            7.1 All members of the Committee shall be persons who qualify as "outside directors" as defined under Section 162(m) of the Code. Until changed by the Board, the Compensation and Stock Based Compensation Committee for Key Employees and Non-Employee Directors shall constitute the Committee hereunder.

            7.2 The Committee shall have full power and authority to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.

            7.3 Except with respect to matters which under Section 162(m)(4)(C) of the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan's terms, including adopting and enforcing rules to decide procedural and administrative issues.

            7.4 The Committee may rely on opinions, reports or statements of officers or employees of the Company or any subsidiary thereof and of Company counsel (inside or retained counsel), public accountants and other professional or expert persons.

            7.5 The Board reserves the right to amend or terminate the Plan in whole or in part at any time. Unless otherwise prohibited by applicable law, any amendment required to conform the Plan to the requirements of Section 162(m) of the Code may be made by the Committee. No amendment may be made to the class of individuals who are eligible to participate in the Plan, the performance criteria specified in Section 2.3 or the maximum bonus payable to any Participant as specified in Section 3.2 without shareholder approval unless shareholder approval is not required in order for bonuses paid to Covered Employees to constitute qualified performance-based compensation under Section 162(m) of the Code.

            7.6 No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person's own fraud or bad faith.

            7.7 The place of administration of the Plan shall be in the State of Pennsylvania, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Pennsylvania.